EXHIBIT 99.1

News Release

Contact(s):	Media Inquiries: Kimberly A. Welch (313) 755-3537 kwelch5@visteon.com	Visteon Corporation Corporate Communications 17000 Rotunda Drive Dearborn, Michigan 48120 Facsimile: 313-755-7983
Jim Fisher (313) 755-0635 jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig (313) 755-3699 dfiebig@visteon.com

VISTEON CORPORATION PRICES TENDER OFFER FOR $250 MILLION OF 7.95% NOTES DUE 2005

DEARBORN, Mich., March 31, 2004 — Visteon Corporation (NYSE: VC) today announced that it has priced its tender offer for up to $250 million of its 7.95% notes due 2005. Upon consummation of the tender offer, Visteon will pay $1,072.73 for each $1,000 principal amount of notes purchased in the tender offer, plus accrued but unpaid interest up to, but not including, the settlement date. The purchase price was determined by reference to a fixed spread of 100 basis points over the bid side yield (as quoted on Bloomberg Screen PX4 at 2:00 p.m. New York City time, today) of the 2.00% U.S. Treasury Note due August 31, 2005, calculated to the maturity date of the notes.

The purchase price includes an early tender premium of $15.00 per $1,000 principal amount of notes that is payable only to holders who validly tendered their notes before 5:00 p.m., New York City time, on March 12, 2004, and did not withdraw their tender. Holders who validly tender their notes after 5:00 p.m. New York City time, on March 12, 2004, but before the expiration of the offer, and do not withdraw their tender, will be paid the purchase price less the early tender fee of $15.00 per $1,000 principal amount of notes.

Holders not eligible to receive the early tender premium may withdraw their tender at any time before 5:00 p.m., New York City time, on Friday, April 2, 2004, unless the tender offer is extended. Visteon will accept notes for purchase on a pro rata basis based on the principal amount of notes tendered. Payment for properly tendered notes will be made in same day funds not later than the second business day after the expiration date of the offer, or as soon thereafter as practicable.

News Release

Specific details of the offer are fully described in the Offer to Purchase, dated March 1, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal. Copies of these documents can be obtained by contacting Global Bondholder Services Corporation, the Information Agent for the offer, toll-free at (866) 470-4200 or (212) 430-3774 (for banks and brokers). Questions regarding the offer may be directed to (i) Citigroup Global Markets Inc., toll-free at (800) 558-3745, or (ii) J.P. Morgan Securities Inc., toll-free at (866) 834-4666, the Dealer Managers for the offer.

Visteon’s obligation to accept for purchase and to pay for the notes validly tendered is subject to conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This press release does not constitute an offer to buy any securities nor a solicitation of an offer to sell any securities. This offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal and only to such persons and only in such jurisdictions as permitted by applicable law.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. These risks and uncertainties include, but are not limited to, a risk that a sale of our notes might not be completed and other risks, relevant factors and uncertainties identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

# # #

Visteon news releases, photographs and product specification details are available at www.visteon.com

2